The discussion under the caption "Experts" on page 80 of the enclosed Prospectus is replaced by the following:



                                    EXPERTS:


     The consolidated financial statements contained in TrustCO's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by KPMG LLP and are incorporated by reference in this document in reliance on that firm's expertise in accounting and auditing. The consolidated financial statements contained in Cohoes's Annual Report on Form 10-K for the year ended June 30, 2000 have been audited by Arthur Andersen LLP and are incorporated by reference in this document in reliance on that firm's expertise in accounting and auditing.